MetLife Life and Annuity Company of Connecticut
One Cityplace
Hartford, CT 06103-3415

                                             April 9, 2007

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

         Re: MetLife of CT Separate Account PF II for Variable Annuities MetLife Life and Annuity Company of Connecticut
                  File Nos. 333-32581 and 811-08317 ("Registration Statement") SEC Accession No. 0000950123-07-005197
                  Form AW -- Withdrawal of amendment to a registration statement filed under the Securities Act

Dear Sir or Madam:

         Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, MetLife Life and Annuity Company of Connecticut ("Depositor") and MetLife of CT Separate Account PF II for Variable Annuities (the "Registrant") hereby request the withdrawal of Registrant's post-effective amendment to its Registration Statement on Form N-4, SEC File No. 333-32581 (SEC Accession No. 0000950123-07-005197), filed with the Securities and Exchange Commission on April 9, 2007.

         The Depositor and the Registrant are requesting withdrawal of the post-effective amendment because the financial printer inadvertently filed the post-effective amendment twice. Therefore, the Depositor and the Registrant hereby request that an order be issued granting their request for withdrawal of the post-effective amendment (SEC Accession No. 0000950123-07-005197) as soon as practicable.

Page 2
Securities and Exchange Commission
April 9, 2007

If you have any questions regarding this matter, please contact Tom Conner of Sutherland, Asbill & Brennan LLP at (202) 383-0590.

                                           Sincerely,

                                           MetLife Life and Annuity Company
                                           of Connecticut


                                           /s/ Paul L. LeClair
                                           -------------------------------------
                                           Paul L. LeClair
                                           Vice President and Actuary


                                           MetLife of CT Separate Account PF II
                                           For Variable Annuities


                                           /s/ Paul L. LeClair
                                           -------------------------------------
                                           Paul L. LeClair
                                           Vice President and Actuary

cc:  W. Thomas Conner
     Marie C. Swift
     Michele H. Abate
     John Towers